EXHIBIT 99.1

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION One South Main Street Salt Lake City, Utah Harris H. Simmons Chairman/Chief Executive Officer	Contact: James Abbott Director of Investor Relations Tel: (801) 844-7637 May 19, 2010

ZIONS BANCORPORATION ANNOUNCES PRICING OF PUBLIC OFFERING

OF WARRANTS TO PURCHASE COMMON STOCK

SALT LAKE CITY, May 19, 2010 — Zions Bancorporation (“Zions” or the “Company”) (NASDAQ: ZION) today announced that the Company has priced a public offering of 21,077,227 warrants to purchase shares of Zions’ common stock, at an offering price of $8.3028 per warrant. The aggregate gross proceeds to Zions from the offering are expected to be approximately $175 million. The warrants have an exercise price of $36.63 and an expiration date of May 22, 2020. The warrants are scheduled to begin trading on the Nasdaq Global Select Market on May 20, 2010 under the symbol “ZIONW.” The offering is expected to close on May 25, 2010. The underwriters have a 30-day option to purchase up to 1,204,413 additional warrants for aggregate gross proceeds of approximately $10 million to cover over-allotments.

Goldman, Sachs & Co. and Deutsche Bank Securities Inc. served as joint bookrunning managers and Barclays Capital Inc. served as co-manager for the offering. The Company intends to use the net proceeds from the offering for general corporate purposes. Pending use of the net proceeds of the warrants offering, the Company intends to invest the net proceeds in interest-bearing investment grade securities.

The offering is part of a series of capital actions that the Company previously announced that it intends to complete during the second quarter.

The warrants were offered pursuant to the Company’s Registration Statement on Form S-3 (No. 333-158319) previously filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement has been filed with the Commission and is effective. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained when available by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: (866) 471–2526, facsimile: (212) 902–9316 or by emailing prospectus–ny@ny.email.gs.com, by contacting Deutsche Bank Securities Inc., Attention: Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, New Jersey 07311-3988, telephone: (800) 503-4611 or by emailing prospectusrequest@list.db.com, or by visiting EDGAR on the Commission’s website at www.sec.gov.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy common stock of the Company or any other securities and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Information

Statements in this press release that are based on other than historical data, including those contained herein regarding the Company’s warrant offering or other capital actions, or that express the Company’s expectations regarding future events or determinations, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the risk that, as the Company pursues other capital actions, such capital may not be available to it on favorable terms, if at all; general capital market conditions and volatility; the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either internationally, nationally or locally in areas in which the Company conducts its operations, including changes in securities markets and valuations in structured securities and other assets; changes in governmental policies and programs resulting from general economic and financial market conditions; changes in interest and funding rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; and changes in accounting policies, procedures or determinations as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2009 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the period ended March 31, 2010 filed with the Commission and available at the Commission’s Internet site (http://www.sec.gov).

Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Zions

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through approximately 500 offices in ten Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices.

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